COMPLIANCE SERVICES AMENDMENT

TO

MASTER SERVICES AGREEMENT

This Amendment (the “Amendment”) is made as of October 18, 2006 between Capital One Funds (the “Company”), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS Fund Services Ohio, Inc. (“BISYS”), an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219. This Amendment will become effective as of the date that the Funds, as defined in the Agreement referred to below, are converted to BISYS’ service platform, which date is expected to be November 11, 2006 unless otherwise mutually agreed by the parties.

WHEREAS, the Company is a registered investment company, and is subject to the requirements of Rule 38a-1 under the 1940 Act, which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

WHEREAS, BISYS performs certain administration and other services for the Company pursuant to that certain Master Services Agreement (the “Agreement”) dated as of the date of this Amendment between BISYS and the Company;

WHEREAS, BISYS offers compliance services through its ComplianceEDGE program, which may be tailored to create a compliance program for the Company;

WHEREAS, the Company desires that BISYS provide its ComplianceEDGE program services in connection with the institution of a more comprehensive compliance program for the Company;

WHEREAS, BISYS is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in this Amendment; and

WHEREAS, BISYS and the Company wish to enter into this Amendment in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Company, and to supplement and clarify certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the covenants herein contained, the Company and BISYS hereby agree as follows:

1. Compliance Services.

(a) The parties mutually agree to coordinate and cooperate in connection with the maintenance of written compliance polices and procedures (the “Fund Compliance Program”) which, in the aggregate, shall be deemed by the Company’s Board of Trustees (the “Board”) to be reasonably designed to prevent the Company from violating the provisions of the Federal securities laws applicable to the Company (the “Applicable Securities Laws”), as required under Rule 38a-1 under the 1940 Act.

b) BISYS will provide the following services in relation to the Fund Compliance Program during the term of this Amendment: (i) assist the Company in maintaining the Fund Compliance Program; (ii) assist the Company’s Chief Compliance Officer (the “Chief Compliance Officer”) in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of the service providers to the Company as provided in Rule 38a-1 (“Service Providers”); (iii) provide support services to the Chief Compliance Officer, including support for conducting an annual review of the Fund Compliance Program; (iv) assist the Chief Compliance Officer in developing standards for reports to the Board by BISYS and other Service Providers; (v) assist the Chief Compliance Officer in developing standards for reports to the Board by the Chief Compliance Officer; (vi) assist the Chief Compliance Officer in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers; (vii) perform risk-based testing and reporting of the compliance policies and procedures of each service (other than the services set forth in this Agreement) provided to the Company by BISYS and any BISYS affiliate acting as the Company’s distributor, taking into account reasonable requests from the CCO to the extent practicable; (viii) provide copies of any compliance policies and procedures and any amendments thereto relating to BISYS and any BISYS affiliate acting as the Company’s distributor as the Company or the CCO may reasonably request in connection with the Fund Compliance Program; and (ix) provide information reasonably requested by the CCO, or the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures of BISYS and any BISYS affiliate acting as the Company’s distributor.

(c) The Company will provide or arrange for the provision of the Chief Compliance Officer. The Company acknowledges that BISYS will not be responsible for providing the Chief Compliance Officer, and that if the Company elects to have BISYS provide the Chief Compliance Officer in the future, additional terms and conditions and additional fees will apply. The Company will provide to BISYS copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Company as BISYS deems necessary or desirable in order to perform its obligations under this Agreement.

(d) Notwithstanding any provision of the Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, it is expressly agreed and acknowledged that BISYS cannot ensure that the Company complies with the Applicable Securities Laws.

2. Fees and Expenses.

(a) BISYS shall be entitled to receive from the Company the amounts set forth on Schedule 1 to this Amendment, reflecting the amounts charged by BISYS for the performance of services under this Amendment. The fees hereunder shall be in addition to all fees and expenses charged by BISYS under the Agreement.

(b) In addition to paying BISYS the fees set forth in Schedule 1, the Company agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Amendment, including but not limited to the following:

i) All out-of-pocket travel costs for attending Board meetings, conducting due diligence of Service Providers, and attending training conferences and seminars (plus the costs of training); and

ii) The costs incurred by BISYS in connection with the Fund Compliance Program, including those incurred by or with respect to other service providers, in assisting the Chief Compliance Officer under the Fund Compliance Program.

(c) All rights of compensation under this Amendment for services performed and for expense reimbursement shall survive the termination of this Amendment.

3. Information to be Furnished by the Company

a) The Company has furnished or shall promptly furnish to BISYS copies of the following, as amended and current as of the date of this Amendment:

The Fund Compliance Program or the various policies and procedures of the Company that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than BISYS, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program in accordance with Section 1(b) of this Agreement.

b) The Company shall furnish BISYS written copies of any amendments to, or changes in, the Fund Compliance Program or the various policies and procedures of the Company, forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Fund Compliance Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

c) BISYS may rely on all documents furnished to it by the Company and its agents in connection with the services to be provided under this Amendment, including any amendments to or changes in any of the items to be provided by the Company pursuant to Section 4(a), and shall be entitled to indemnification in accordance with Section 6 below with regard to such reliance.

4. Term and Termination

a) The compliance services to be rendered by BISYS under this Amendment shall commence upon the date of this Amendment and shall continue in effect for one year from the date of this Amendment, unless earlier terminated pursuant to the terms of this Amendment. During such one year term, this Amendment may be terminated upon 30 days notice in the event there is “cause,” as defined in the Agreement. Following the one year anniversary of the date of this Amendment, this Amendment will continue in effect until this Amendment is terminated by either party for “cause,” as provided above, or by providing the other party with 90 days written notice of termination.

b) Notwithstanding anything in this Amendment to the contrary, including but not limited to the provisions of Section 4(a), all of the obligations of BISYS under this Amendment shall terminate automatically upon any termination of the Agreement.

5. Matters Relating to the Company as a Massachusetts Business Trust.

It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company as provided in the Company’s Declaration of Trust.

6. Miscellaneous

a) Except as expressly set forth in this Amendment, the terms of the Agreement shall apply to the services rendered under this Amendment and the general provisions of the Agreement shall be used on a residual basis to construe any issues arising under this Amendment that are not addressed by the express terms of this Amendment. Except as expressly set forth in this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

b) The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement.

c) No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

d) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

e) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAPITAL ONE FUNDS

By:	/s/ Donald P. Lee
Name:	Donald P. Lee
Title:	Chief Compliance Officer

BYSIS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE 1

TO COMPLIANCE SERVICES AMENDMENT

TO

MASTER SERVICES AGREEMENT BETWEEN

BISYS FUND SERVICES OHIO, INC. AND CAPTIAL ONE FUNDS

Compliance Services Fees

Annual Fee:                                         $65,000

(payable in equal monthly installments)

Commencing on the one-year anniversary of the Effective Date, BISYS may annually increase the above fees by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index mutually agreed upon by the parties should such index no longer be published.

Out of Pocket Expenses

Out of pocket expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Amendment.